Exhibit 10.2

PURCHASE AND SALE AGREEMENT

BETWEEN

ODESSA EXPLORATION INCORPORATED

AS SELLER

AND

STALLION PANHANDLE 2001, L.P.

AS PURCHASER

Executed on August 7, 2003

i

Section 12.12	Amendment.

Section 12.13	No Third-Party Beneficiaries.

Section 12.14	References.

Section 12.15	Construction.

EXHIBITS

Exhibit 1.2(a)	Leases

Exhibit 1.2(b)	Wells

Exhibit 1.2(c)	Units

Exhibit 1.2(h)	License to Seismic Data

Exhibit 1.3(i)	Excluded Assets

Exhibit 2.3	Allocated Values

Exhibit 3.1(b)	Assignment, Conveyance and Bill of Sale

Exhibit 5.7	Litigation

Exhibit 5.9	Outstanding Authority For Expenditures

Exhibit 7.4	Letters-in-Lieu

Exhibit 7.7	Consents to Assign and Preferential Rights to Purchase

Exhibit 8.1(g) and Exhibit 8.2(f)	Average Baseline Gas Price

Exhibit 9.2(d) and 9.3(d)	Certificate

v

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”), is executed on August 7, 2003, by and between Odessa Exploration Incorporated, a Delaware corporation (“Seller”), and Stallion Panhandle 2001, L.P., a Texas limited partnership (“Purchaser”).

DEFINITIONS

“Adjustment Period” has the meaning set forth in Section 2.2(a).

“Adjusted Purchase Price” shall mean the Purchase Price after calculating and applying the adjustments set forth in Section 2.2.

“Affiliates” with respect to any Person, means any person that directly or indirectly controls, is controlled by or is under common control with such Person.

“Agreed Interest Rate” has the meaning set forth in Section 2.2.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Alleged Adverse Conditions” means a single environmental or physical condition which (a) is asserted by Purchaser in accordance with Section 4.2, which as of Closing, is not in compliance with the then existing Laws and Environmental Laws and (b) requires the expenditure of remediation costs exceeding $20,000 net to Seller’s interests.

Allocated Value” has the meaning set forth in Section 2.3.

“Assessment” has the meaning set forth in Section 4.1.

“Assets” has the meaning set forth in Section 1.2.

“Assumed Seller Obligations” has the meaning set forth in Section 11.3(a).

“Business Day(s)” means each calendar day except Saturdays, Sundays, and Federal holidays.

“Claim Notice” has the meaning set forth in Section 11 .4.

“Closing” has the meaning set forth in Section 9.1(a).

“Closing Date” has the meaning set forth in Section 9.1(b).

“Closing Payment” has the meaning set forth in Section 9.4(a).

“Code” has the meaning set forth in Section 2.3.

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between Seller and Purchaser dated October 23, 2002.

“Contracts” has the meaning set forth in Section 1.2(d).

“Conveyance” has the meaning set forth in Section 3.1(b).

“Cure Period” has the meaning set forth in Section 3.4(c).

“Damages” has the meaning set forth in Section 11.3(f).

“Defensible Title” has the meaning set forth in Section 3.2.

“Deposit” has the meaning set forth in Section 2.4.

“DTPA” has the meaning set forth in Section 11.9.

“Effective Time” has the meaning set forth in Section 1.4.

“Environmental Claim” shall mean, as of the Closing Date, any action or proceeding before any Governmental Body, or written notice to Seller by any Person, alleging potential liability arising out of or resulting from any actual or alleged violation of, or any remedial obligation under, any Environmental Law with respect to the Properties occurring prior to the Effective Time.

“Environmental Laws” means, as the same have been amended as of the Effective Time, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq. (the “Clean Water Act”); the Clean Air Act, 42 U.S.C. § 7401 et seq. the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all similar Laws as of the Effective Time of any Governmental Body having jurisdiction over the property in question addressing pollution or protection of the environment and all regulations implementing the foregoing, including, but not limited to, the Texas Railroad Commission and all other Texas governmental subdivisions with authority over environmental matters.

“Environmental Liabilities” shall mean any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body to the extent arising out of any violation of, or remedial obligation under, any Environmental Law which is attributable to the ownership or operation of the Properties prior to the Effective Time or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Law which is attributable to the ownership or operation of the Properties prior to the Effective Time.

“Equipment” has the meaning set forth in Section 1.2(f).

“Excluded Assets” has the meaning set forth in Section 1.3.

“Governmental Body” means any federal, state, local, municipal, or other governments; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof.

“Indemnify” has the meaning set forth in Section 11.3(b).

“Indemnified Party” has the meaning set forth in Section 11.4.

“Indemnifying Party” has the meaning set forth in Section 11.4.

“Lands” has the meaning set forth in Section 1.2(a).

“Laws” means all statutes, rules, regulations, ordinances, orders, and codes of Governmental Bodies.

“Leases” has the meaning set forth in Section 1.2(a).

“Liabilities” has the meaning set forth in Section 11.3(b).

“Litigation Expenses” has the meaning set forth in Section 11.3(b).

“Material Adverse Effect” means any adverse effect on the ownership, operation or value of the Assets, as currently operated, which (a) is material to the ownership, operation or value of the Assets, taken as a whole, for purposes of determining whether the conditions to Closing have been satisfied or (b) exceeds $500,000 in value for all other purposes under this Agreement, provided, however, that “Material Adverse Effect” shall not include general changes in industry or economic conditions or changes in laws or in regulatory policies.

“Net Revenue Interest” has the meaning set forth in Section 3.2(a).

“Permitted Encumbrances” has the meaning set forth in Section 3.3.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

“Prompt Month” shall mean, at any given time, the next calendar month for which natural gas futures contracts are trading.

“Properties” has the meaning set forth in Section 1.2(c).

“Property Costs” has the meaning set forth in Section 1.4.

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the first paragraph of this Agreement.

“Purchaser Indemnitees” shall mean Purchaser, its officers, directors, shareholders, members, employees, agents, representatives, affiliates, subsidiaries, successors, assigns, contractors and subcontractors.

“Records” has the meaning set forth in Section 1.2(i).

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller Indemnitees” shall mean Seller, its officers, directors, shareholders, members, employees, agents, representatives, Affiliates, subsidiaries, successors, assigns, contractors and subcontractors.

“Seller Operated Assets” shall mean Assets operated by Seller.

“Surface Contracts” has the meaning set forth in Section 1.2(e).

“Tax(es)” means all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding Taxes or other governmental fees or charges imposed by any taxing authority, including any interest, penalties or additional amounts which may be imposed with respect thereto.

“Tax Returns” has the meaning set forth in Section 5.8.

“Title Arbitrator” has the meaning set forth in Section 3.4(i).

“Title Benefit” has the meaning set forth in Section 3.2.

“Title Benefit Amount” has the meaning set forth in Section 3.4(e).

“Title Benefit Notice” has the meaning set forth in Section 3.4(b).

“Title Claim Date” has the meaning set forth in Section 3.4(a).

“Title Defect” has the meaning set forth in Section 3.2.

“Title Defect Amount” has the meaning set forth in Section 3.4(d)(i).

“Title Defect Notice” has the meaning set forth in Section 3.4(a).

“Title Defect Property” has the meaning set forth in Section 3.4(a).

“Units” has the meaning set forth in Section 1.2(c).

“Wells” has the meaning set forth in Section 1.2(b).

“Working Interest” has the meaning set forth in Section 3.2(b).

RECITALS:

WHEREAS, Seller desires to sell various oil and gas properties to Purchaser and Purchaser desires to purchase from Seller the properties and rights of Seller hereafter described, subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1
PURCHASE AND SALE

Section 1.1                                   Purchase and Sale.

At the Closing, and upon the terms and subject to the conditions of this Agreement, Seller agrees to sell and convey to Purchaser and Purchaser agrees to purchase, accept and pay for the Assets (as defined in Section 1.2).

Section 1.2                                   Assets.

As used herein, the term “Assets” means, subject to the terms and conditions of this Agreement, all of Seller’s right, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to the following:

(a)          All right, title and interest of Seller in and to all of the oil and gas leases; oil, gas and mineral leases; subleases and other leaseholds; carried interests; farmout rights; options; fee minerals; and other properties and interests described on Exhibit 1.2(a), subject to such depth limitations, exclusions and other restrictions as may be set forth on Exhibit 1.2(a) (collectively, the “Leases”), together with each and every kind and character of right, title, claim, and interest that Seller has in and to the Leases and the lands covered thereby, pooled, unitized, communitized or consolidated therewith (the “Lands”);

(b)         All right, title and interest of Seller in and to oil, gas, water, disposal or injection wells located on the Lands, whether producing, not producing, shut-in, temporarily abandoned or permanently abandoned, including the interests in the wells shown on Exhibit 1.2(b) attached hereto (the “Wells”);

(c)          All leasehold interest of Seller in or to any pools or units which include any Lands or all or a part of any Leases or include any Wells, including those pools or units shown on Exhibit 1.2(c) (the “Units”; the Units, together with the Leases, Lands and Wells, being hereinafter referred to as the “Properties”), and including all leasehold interest of Seller in production from any such Unit, whether such Unit production comes from Wells located on or off of a Lease, and all tenements, hereditaments and appurtenances belonging to the Leases and Units;

(d)         All of Seller’s interest in, to and under or derived from all contracts, agreements and instruments by which the Assets are bound, or that relate to or are otherwise applicable to the Assets, to the extent applicable to the Assets rather than Seller’s other properties, including but not limited to, operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, water rights agreements, exploration agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of oil, gas, casinghead gas or processing agreements to the extent applicable to the Assets or the production of oil and gas and other minerals and products produced in association therewith from the Assets (all of which are hereinafter collectively referred to as “Contracts”) but excluding any contracts, agreements and instruments to the extent transfer is restricted by third-party agreement or applicable law and the necessary consents to transfer are not obtained pursuant to Section 7.7 and provided that “Contracts” shall not include the instruments constituting the Leases;

(e)          All right, title and interest of Seller in or to all easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights (“Surface Contracts”) appurtenant to, and used or held for use primarily in connection with the Properties, excluding any permits and other appurtenances to the extent transfer is restricted by third-party agreement or applicable law and the necessary consents to transfer are not obtained pursuant to Section 7.7;

(f)            All right, title and interest of Seller in all equipment, machinery, fixtures and other tangible personal property and improvements located on the Properties or used or held for use primarily in connection with the operation of the Properties including without limitation any wells, tanks, boilers, buildings, fixtures, injection facilities, saltwater disposal facilities, compression facilities, pumping units and engines, flow lines, pipelines, gathering systems, gas and oil treating facilities, machinery, power lines, telephone and telegraph lines, roads, and other appurtenances, improvements and facilities, but excluding (i) vehicles, (ii) equipment, machinery, fixtures and other tangible personal property and improvements located at or used in connection with any of Seller’s field offices which are included in the Excluded Assets, (iii) all computers and related peripheral equipment and (iv) communications equipment (subject to such exclusions, the “Equipment”);

(g)         All right, title, and interest of Seller in and to all Hydrocarbons produced from or attributable to the Properties from and after the Effective Time and all oil, gas, condensate and imbalances with co-owners and with pipelines;

(h)         To the extent transferable, all seismic geologic or geophysical information and data to the extent it relates to any of the interests which are described in Exhibit 1.2(h) and the surrounding area; and

(i)             All right, title, and interest of Seller in and to all lease files; land files; well files; gas and oil sales contract files; gas processing files; division order files; abstracts; title opinions; land surveys; non-confidential logs; maps; engineering data and reports; reserve studies, but excluding (i) any books, records, data, files, maps and accounting records to the extent disclosure or transfer is restricted by third-party agreement or applicable law and the necessary consents to transfer are not obtained pursuant to Section 7.7, (ii) computer software, (iii) work product of Seller’s legal counsel (other than title opinions), (iv) records relating to the negotiation and consummation of the sale of the Assets and corporate, financial, income and franchise tax and legal records of Seller that relate to Seller’s business generally (whether or not relating to the Assets) (subject to such exclusions, the “Records”); provided, however, that Seller may retain the originals of such files and other records as Seller has determined may be required for litigation, Tax, accounting, and auditing purposes and provide Purchaser with copies thereof, excluding, however, the Excluded Assets (as defined in Section 1.3); and

(j)             Notwithstanding (i) any representations of Seller contained herein concerning the quantum of Seller’s ownership in interest in the Properties and (ii) the legal descriptions associated with each Property, it is the intention of Seller and Purchaser that this instrument covers all of the interest of Seller in the Properties and all other property interests of Seller of a similar nature which are situated in Andrews, Borden, Carson, Crane, Dawson, Gaines, Glasscock, Gray, Hutchinson, Loving, Martin, Midland, Pecos, Potter, Reagan, Reeves, Upton, Ward and Wharton Counties, Texas and Eddy County, New Mexico.

Section 1.3                                   Excluded Assets.

Notwithstanding the foregoing, the Assets shall not include the following listed items which are excepted, reserved and excluded from the purchase and sale contemplated hereby (collectively, the “Excluded Assets”):

(a)          All corporate, financial, income and franchise tax and legal records of Seller that relate to Seller’s business generally (whether or not relating to the Assets), and all books, records and files that relate to the Excluded Assets and those records retained by Seller pursuant to Section 1.2(i) and copies of any other records retained by Seller pursuant to Section 1.5;

(b)         The equipment, machinery, licenses, fixtures and other tangible personal property described in Sections 1.2(f)(i), (ii), (iii) and (iv);

(c)          All rights to any refund of Taxes or other costs or expenses borne by Seller or Seller’s predecessors in interest and title attributable to periods prior to the Effective Time;

(d)         All rights relating to the existing claims and causes of action except those described in part (b) of Exhibit 5.7 hereto;

(e)          Seller’s area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Seller’s business generally;

(f)            All trade credits, account receivables, note receivables, take-or-pay amounts receivable, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time;

(g)         Any and all seismic, geologic or geophysical information and data that are (i) covered by an obligation of confidentiality (provided however, Seller shall use its commercially reasonable efforts to obtain authority to disclose and transfer the information and data) or (ii) covered by a prohibition against transfer (provided, however, Seller shall use its commercially reasonable efforts to obtain authority to transfer the information and data);

(h)         Any and all previous offers and economic analyses associated with the purchase, sale or exchange of the Properties, internal reserve data, confidentiality internal communications, personnel information, tax information, information covered by a non-disclosure obligation, information covered by a prohibition against transfer and information covered by a legal privilege; and

(i)             All items listed in Exhibit 1.3(i).

Section 1.4                                   Effective Time; Proration of Costs and Revenues.

(a)          Possession of the Assets shall be transferred from Seller to Purchaser at the Closing, but the effective time of the transfer of the Assets shall be December 1, 2002 at 7:00 a.m., local time at the location of the Properties (the “Effective Time”).

(b)         Purchaser shall be entitled to all production from or attributable to the Properties at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs (defined below) incurred at and after the Effective Time.

Seller shall be entitled to all production from or attributable to the Properties prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred prior to the Effective Time.

As used in this Agreement, “earned” and “incurred” shall be interpreted in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (COPAS) standards. “Property Costs” means all operating expenses (including without limitation costs of insurance and ad valorem, property, severance, production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, but excluding any other Taxes) and capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and third party overhead and other costs charged to the Assets under the relevant operating agreement or unit agreement, if any, but excluding, without limitation liabilities, losses, costs, and expenses attributable to

(i) claims, investigations, administrative proceedings or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury or death, property damage or violation of any Law, (ii) obligations to plug wells, dismantle facilities, close pits and restore the surface around such wells, facilities and pits, (iii) obligations to remediate any contamination of groundwater, surface water, soil or Equipment under applicable Environmental Laws, (iv) obligations to furnish make-up gas according to the terms of applicable gas sales, gathering or transportation contracts, (v) gas balancing obligations and (vi) obligations to pay working interests, royalties, overriding royalties or other interests held in suspense, all of which are addressed in Section 11.3.  For purposes of allocating production (and accounts receivable with respect thereto), under this Section 1.4, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the pipeline connecting into the storage facilities into which they are run and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the delivery point sales meters on the pipelines through which they are transported. Seller shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings or gauging and strapping data is not available. Seller shall provide to Purchaser, no later than three (3) Business Days prior to Closing, all data necessary to support any estimated allocation, for purposes of establishing the adjustment to the Purchase Price pursuant to Section 2.2 hereof that will be used to determine the Closing Payment (as defined in Section 9.4(a)).  Taxes, right-of-way fees, insurance premiums and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at or after the Effective Time, except that production, severance and similar Taxes shall be prorated based on the number of units actually produced, purchased or sold or proceeds of sale, as applicable, before, and at or after, the Effective Time. In each case, Purchaser shall be responsible for the portion allocated to the period at and after the Effective Time and Seller shall be responsible for the portion allocated to the period before the Effective Time.

Section 1.5                                   Delivery, Copying and Maintenance of Records.

(a)          Seller shall deliver the Records to Purchaser within ten (10) days following Closing. Seller may retain original Records as set forth in Section 1.2(i) or copies of any Records.

(b)         Purchaser, for a period of seven (7) years following Closing, will (i) retain the Records, (ii) provide Seller, its officers, employees and representatives with access to the Records during normal business hours for review and copying at Seller’s expense and (iii) provide Seller, its officers, employees and representatives with access, during normal business hours, to materials received or produced after Closing relating to any claim for indemnification made under Section 11.3 of this Agreement (excluding, however, attorney work product and attorney-client communications with respect to any such claim being brought by Purchaser and information subject to an applicable confidentiality restriction in favor of third parties) for review and copying at Seller’s expense.

ARTICLE 2
PURCHASE PRICE

Section 2.1                                   Purchase Price.

The purchase price for the Assets (the “Purchase Price”) shall be U.S. $25,000,000.00 adjusted as provided in Section 2.2.

Section 2.2                                   Adjustments to Purchase Price.

The Purchase Price for the Assets shall be adjusted as follows with all such amounts being determined in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (COPAS) standards:

(a)          Reduced by the aggregate amount of the following proceeds received by Seller between the Effective Time and the Closing Date (with the period between the Effective Time and the Closing Date referred to as the “Adjustment Period”): (i) proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of production, gathering, processing and transportation costs and any production, severance, sales or excise Taxes not reimbursed to Seller by the purchaser of production) produced from or attributable to the Properties during the Adjustment Period, and (ii) other proceeds earned with respect to the Assets during the Adjustment Period;

(b)         Reduced in accordance with Section 3.5, by an amount equal to the Allocated Value of those Properties (i) with respect to which preferential purchase rights have been exercised prior to Closing, (ii) that cannot be transferred at Closing due to unwaived requirements for consent to the assignments contemplated hereby or (iii) for which there has been a complete failure of title;

(c)          Reduced (i) as a result of Title Defects for which the Title Defect Amount has been determined prior to Closing by the Title Defect Amount and (ii) increased as a result of Title Benefits for which the Title Benefit Amount has been determined prior to Closing by the Title Benefit Amount;

(d)         Reduced by any amount agreed upon by Purchaser and Seller pursuant to Section 4.3(a) regarding certain environmental matters, and the Allocated Value of any Property retained by Purchaser pursuant to Section 4.3(b); and

(e)          Increased by the amount of all Property Costs and other costs attributable to the ownership and operation of the Assets which are paid by Seller and incurred at or after the Effective Time, except any Property Costs and other such costs already deducted in the determination of proceeds in Section 2.2(a).

The adjustment described in Section 2.2(a) shall serve to satisfy, up to the amount of the adjustment, Purchaser’s entitlement under Section 1.4 to Hydrocarbon production from or attributable to the Properties during the Adjustment Period, and to the value of other income, proceeds, receipts and credits earned with respect to the Assets during the Adjustment Period, and Purchaser shall not have any separate rights to receive any production or income, proceeds, receipts and credits with respect to which an adjustment has been made. Similarly, the adjustment described in Section 2.2(e) shall serve to satisfy, up to the amount of the adjustment, Purchaser’s obligation under Section 1.4 to pay Property Costs and other costs attributable to the ownership and operation of the Assets which are incurred during the Adjustment Period, and Purchaser shall not be separately obligated to pay for any Property Costs or other such costs with respect to which an adjustment has been made.

In the event Purchaser fails to close this transaction on or before August 28, 2003, and such delay is the fault of Purchaser, the Purchase Price less the Deposit provided for in Section 2.4, adjusted as set forth in (a) through (e), shall be increased by simple interest thereon from the Effective Time to the Closing Date, computed at the rate of eight percent (8%) per annum (the “Agreed Interest Rate”).

Section 2.3                                   Allocation of Purchase Price.

Within ten (10) Business Days after execution of this Agreement, Purchaser will deliver to Seller a draft allocation of the unadjusted Purchase Price among each of the Assets, which has been made in compliance with the principles of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations thereunder. Within five (5) Business Days after Seller has received Purchaser’s draft allocation, Seller and Purchaser will attempt to agree on the final allocation of the unadjusted Purchase Price among each of the Assets; provided, however, that in no event shall any such allocation of value be deemed final until Seller and Purchaser have approved the same in writing. Once approved by all parties, such allocation of value shall be attached to this Agreement as Exhibit 2.3.  The “Allocated Value” for any Asset equals the portion of the unadjusted Purchase Price allocated to such Asset on Exhibit 2.3, increased or decreased as described in this Section.  Any adjustments to the Purchase Price other than the adjustments provided for in Sections 2.2(b) and 2.2(c) shall be applied on a pro rata basis to the amounts set forth on Exhibit 2.3 for all Assets.  After all such adjustments are made, any adjustments to the Purchase Price pursuant to Sections 2.2(b) and 2.2(c) shall be applied to the amounts set forth in Exhibit 2.3 for the particular affected Assets. After Seller and Purchaser have agreed on the Allocated Values for the Assets, Seller will be deemed to have accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but otherwise makes no representation or warranty as to the accuracy of such values. Seller and Purchaser agree (i) that the Allocated Values shall be used by Seller and Purchaser as the basis for reporting asset values and other items for purposes of all federal, state, and local Tax returns, including without limitation, Internal Revenue Service Form 8594 and (ii) that neither they nor their Affiliates will take positions inconsistent with the Allocated Values in notices to government authorities, in audit or other proceedings with respect to Taxes, in notices to preferential purchaser right holders, or in other documents or notices relating to the transactions contemplated by this Agreement.

Section 2.4                                   Deposit.

Concurrently with the execution and delivery of this Agreement, Purchaser shall pay to Seller an earnest money deposit in an amount of $1,000,000 (the “Deposit”). The Deposit shall be applied against the Purchase Price if the Closing occurs or shall be otherwise distributed in accordance with the terms of this Agreement.

ARTICLE 3
TITLE MATTERS

Section 3.1                                   Seller’s Title.

(a)          Seller represents and warrants to Purchaser that Seller’s title to the Leases, Wells and Units shown on Exhibit 1.2(b) and Exhibit 1.2(c) as of the Effective Time is (and as of the Closing Date shall be) Defensible Title as defined in Section 3.2.

(b)         The conveyance to be delivered by Seller to Purchaser shall be substantially in the form of Exhibit 3.1(b) hereto (the “Conveyance”) and contain a special warranty of title by, through and under Seller to the Leases shown on Exhibit 1.2(a), subject to the Permitted Encumbrances (defined below), but shall otherwise be without warranty of title, express, implied or statutory, except that such conveyances shall transfer to Purchaser all rights or actions on title warranties given or made by Seller’s predecessors (other than Affiliates of Seller), to the extent Seller may legally transfer such rights.

(c)          Purchaser shall not be entitled to protection under Seller’s special warranty of title in the Conveyance against any Title Defect reported by Purchaser to Seller under this Article 3. All reported Title Defects are expressly excluded from protection under Seller’s special warranty of title in the Conveyance.

Section 3.2                                   Definition of Defensible Title.

As used in this Agreement, the term “Defensible Title” means that title of Seller which, subject to Permitted Encumbrances:

(a)          Entitles Seller to receive a share of the Hydrocarbons produced, saved and marketed from any Unit or Well after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons (a “Net Revenue Interest”) of not less than the “Net Revenue Interest” share shown in Exhibit 1.2(b) and Exhibit 1.2(c) for such Unit or Well, except decreases in connection with those operations in which Seller may after the Effective Time be a non-consenting co-owner, decreases resulting from the establishment or amendment after the Effective Time of pools or units, and decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries and except as stated in such Exhibit 1.2(b) and Exhibit 1.2(c);

(b)         Obligates Seller to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, (i) any Unit or Well not greater than the “Working Interest” shown in Exhibit 1.2(b) and Exhibit 1.2(c) without increase except as stated in Exhibit 1.2(b) and Exhibit 1.2(c) and except increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements and increases that are accompanied by at least a proportionate increase in Seller’s Net Revenue Interest; and

(c)          Is free and clear of liens, encumbrances, obligations, security interests, irregularities, pledges, or other defects.

As used in this Agreement, the term “Title Defect” means any lien, charge, encumbrance, obligation (including contract obligation), defect, or other matter (including, without limitation, a discrepancy in Net Revenue Interest or Working Interest) that causes a breach of Seller’s representation and warranty in Section 3.1(a).  As used in this Agreement, the term “Title Benefit” shall mean any right, circumstance or condition that operates to increase the Net Revenue Interest of Seller in any Property above that shown on Exhibit 1.2(b) and Exhibit 1.2(c), without causing a greater than proportionate increase in Seller’s Working Interest above that shown in Exhibit 1.2(b) and Exhibit 1.2(c).

Section 3.3                                   Definition of Permitted Encumbrances.

As used herein, the term “Permitted Encumbrances” means any or all of the following:

(a)          Royalties and any overriding royalties, reversionary interests and other burdens to the extent that they do not, individually or in the aggregate, reduce Seller’s Net Revenue Interest below that shown in Exhibit 1.2(b) and Exhibit 1.2(c) or increase Seller’s Working Interest above that shown in Exhibit 1.2(b) and Exhibit 1.2(c) without a corresponding increase in the Net Revenue Interest;

(b)         All Leases, unit agreements, pooling agreements, operating agreements, production sales contracts, division orders and other Contracts applicable to the Assets, to the extent that they do not, individually or in the aggregate, reduce Seller’s Net Revenue Interest below that shown in Exhibit 1.2(b) and Exhibit 1.2(c) or increase Seller’s Working Interest above that shown in Exhibit 1.2(b) and Exhibit 1.2(c) without a corresponding increase in the Net Revenue Interest;

(c)          Subject to compliance with Section 7.7, preferential rights to purchase the Assets;

(d)         Third-party consent requirements and similar restrictions with respect to which waivers or consents are obtained by Seller from the appropriate parties prior to the Closing Date or the appropriate time period for asserting the right has expired or which need not be satisfied prior to a transfer;

(e)          Liens for current Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions;

(f)            Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by law), or if delinquent, being contested in good faith by appropriate actions;

(g)         All rights to consent, by required notices to, filings with, or other actions by Governmental Bodies in connection with the sale or conveyance of oil and gas leases or interests therein if they are not required prior to the sale or conveyance;

(h)         Rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;

(i)             Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations to the extent that they do not, individually or in the aggregate, reduce Seller’s Net Revenue Interest below that shown in Exhibit 1.2(b) and Exhibit 1.2(c) or increase Seller’s Working Interest above that shown in Exhibit 1.2(b) and Exhibit 1.2(c) without a corresponding increase in Net Revenue Interest;

(j)             Calls on production under existing Contracts;

(k)          All rights reserved to or vested in any Governmental Body to control or regulate any of the Assets in any manner and all obligations and duties under all applicable laws, rules and orders of any such Governmental Body or under any franchise, grant, license or permit issued by any such Governmental Body;

(l)             Any encumbrance on or affecting the Assets which is expressly assumed, bonded or paid by Purchaser at or prior to Closing or which is discharged by Seller at or prior to Closing;

(m)       Any matters shown on Exhibit 1.2(a), Exhibit 1.2(b) and Exhibit 1.2(c); and

(n)         Any other liens, charges, encumbrances, defects or irregularities which do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the Assets subject thereto or affected thereby (as currently used or owned), which would be accepted by a reasonably prudent Purchaser engaged in the business of owning and operating oil and gas Assets, and which do not reduce Seller’s Net Revenue Interest below that shown in Exhibit 1.2(b) and Exhibit 1.2(c), or increase Seller’s Working Interest above that shown in Exhibit 1.2(b) and Exhibit 1.2(c) without a corresponding increase in Net Revenue Interest.

Section 3.4                                   Notice of Title Defects.

(a)          To assert a claim arising out of a breach of Section 3.1(a), Purchaser must deliver claim notices to Seller (each a “Title Defect Notice”) on or before ten (10) business days prior to the Closing Date (the “Title Claim Date”), except as otherwise provided under Sections 3.5 or 3.6.  Each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect(s), (ii) the Units or Wells affected by the Title Defect (each a “Title Defect Property”), (iii) the Allocated Values of each Title Defect Property, (iv) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect(s) and (v) the amount by which Purchaser reasonably believes the Allocated Values of each Title Defect Property are reduced by the alleged Title Defect(s) and the computations and information upon which Purchaser’s belief is based. Purchaser shall be deemed to have waived all breaches of Section 3.1(a) of which Seller has not been given notice on or before the Title Claim Date.

(b)         Seller shall have the right, but not the obligation, to deliver to Purchaser on or before the Title Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the Title Benefit, (ii) the Units or Wells affected, (iii) the Allocated Values of the Units or Wells subject to such Title Benefit and (iv) the amount by which the Seller reasonably believes the Allocated Value of those Units or Wells is increased by the Title Benefit, and the computations and information upon which Seller’s belief is based. Seller shall be deemed to have waived all Title Benefits of which it has not given notice on or before the Title Claim Date.

(c)          Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove at any time prior to Closing (the “Cure Period”) any Title Defects of which it has been advised by Purchaser.

(d)         Remedies for Title Defects.

In the event that any Title Defect is not waived by Purchaser or cured on or before Closing, Seller shall, at its sole election, elect to:

(i)                                     reduce the Purchase Price by an amount agreed upon (“Title Defect Amount”) pursuant to Section 3.4(g) or 3.4(i) by Purchaser and Seller as being the value of such Title Defect, taking into consideration the Allocated Value of the Property subject to such Title Defect, the portion of the Property subject to such Title Defect and the legal effect of such Title Defect on the Property affected thereby; provided, however, that if such Title Defect is the result of a discovery by Purchaser that Seller owned, as of the Effective Time, a Net Revenue Interest in a Property that is less than the Net Revenue Interest set forth on Exhibit 1.2(b) and Exhibit 1.2(c), then Purchaser and Seller agree that the proportion of reduction to the Purchase Price shall be equal to the product of the Allocated Value of such Property and the percentage reduction in such Net Revenue Interest as a result of such Title Defect;

(ii)                                  enter into an agreement with Purchaser whereby Seller will as soon as reasonably practicable after Closing, at the sole cost and expense of Seller, perform or cause to be performed such operations as may be necessary to cure such Title Defects to Purchaser’s reasonable satisfaction;

(iii)                               retain the Property that is subject to such Title Defect, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Property; or

(iv)                              if applicable, terminate this Agreement pursuant to Article 10.

In the event that Seller elects to proceed under Section 3.4(d)(i) and Purchaser and Seller have failed to agree by Closing on the proportionate reduction of the Allocated Value of the affected Property (which agreement Purchaser and Seller shall use good faith efforts to reach), Seller shall then elect to proceed with respect to such Title Defect under any of Sections 3.4(d)(ii), 3.4(d)(iii) or 3.4(d)(iv) or to arbitrate the matter pursuant to Section 3.4(i).

(e)          With respect to each Unit or Well affected by Title Benefits reported under Section 3.4(b), the Purchase Price shall be increased by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Unit or Well caused by such Title Benefits, as determined pursuant to Section 3.4(h).  The Closing Payment shall be increased by such Title Benefit Amount.

(f)            Section 3.4(d) shall, to the fullest extent permitted by applicable law, be the exclusive right and remedy of Purchaser with respect to Seller’s breach of its warranty and representation in Section 3.1(a).

(g)         The Title Defect Amount resulting from a Title Defect shall be determined as follows:

(i)                                     if Purchaser and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii)                                  if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii)                               if the Title Defect represents a discrepancy between (A) the Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest or percentage stated on Exhibit 1.2(b) and Exhibit 1.2(c), then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest or percentage ownership decrease and the denominator of which is the Net Revenue Interest or percentage ownership stated on Exhibit 1.2(b) and Exhibit 1.2(c);

(iv)                              if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (i), (ii) or (iii) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Purchaser and Seller and such other factors as are necessary to make a proper evaluation; and

(v)                                 notwithstanding anything to the contrary in this Article 3, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property.

(h)         The Title Benefit Amount for any Title Benefit shall be the product of the Allocated Value of the affected Unit or Well multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest stated on Exhibit 1.2(b) and Exhibit 1.2(c).

(i)             Seller and Purchaser shall attempt to agree on all Title Defect Amounts and Title Benefit Amounts prior to Closing. If Seller and Purchaser are unable to agree by that date and in the event Seller has not elected to proceed under Section 3.4(d)(ii), (iii) or (iv), the Title Defect Amounts and Title Benefit Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 3.4(i).  There shall be a single arbitrator, who shall be a title attorney with at least 10 years experience in oil and gas titles in the State of Texas as selected by mutual agreement of Purchaser and Seller within 15 days after the end of the Cure Period or, absent such agreement of Purchaser and Seller, selected by the Houston office of the American Arbitration Association (the “Title Arbitrator”). The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association to the extent such rules do not conflict with the terms of this Section.  The Title Arbitrator’s determination shall be made within 20 days after submission of the matters in dispute and shall be final and binding upon both parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Sections 3.4(g) and 3.4(h) and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, the Title Arbitrator may consult with and engage disinterested third parties to advise the arbitrator, including without limitation petroleum engineers. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect Amounts and Title Benefit Amounts submitted by either party and may not award damages, interest or penalties to either party with respect to any matter. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case. Each party shall bear one-half of the costs and expenses of the Title Arbitrator.

(j)             Notwithstanding anything to the contrary, there shall be no adjustments to the Purchase Price or other remedies provided by Seller for Title Defects unless (i) each individual Title Defect exceeds $20,000 and (ii) the aggregate amount of all uncured Title Defects exceeds a deductible in an amount equal to 4% of the Purchase Price, after which point Purchaser shall be entitled to adjustments to the Purchase Price or other remedies only with respect to Title Defects in excess of such deductible.

Section 3.5                                   Consents to Assignment and Preferential Rights to Purchase.

(a)          Seller shall exercise reasonable commercial efforts to obtain all such permissions, approvals and consents by governmental authorities and others which are reasonably obtainable by Closing and are required to vest Defensible Title to the Assets in Purchaser or as may be otherwise reasonably requested by Purchaser.

(b)         If any preferential rights to purchase any Assets are exercised prior to Closing, those Assets transferred to a third party as a result of the exercise of such preferential rights shall be treated as if those Assets were subject to a Title Defect that resulted in the complete loss of title to such Assets, and the Purchase Price shall be reduced under Section 2.2(b) by the Allocated Value for such Assets. Seller shall convey such Assets to the party exercising the preferential right to purchase, and Seller shall retain the consideration paid by the third party for such Assets.  In the event Seller retains the Property and conveys the Property to a party exercising a preferential right to purchase pursuant to Section 3.5(b), the Purchase Price for such retained Property shall not be included in calculating the sum of Total Title Defects in Section 10.1(b).

(c)          In the event a Title Defect results in the complete loss of title to any Asset, the Purchase Price shall be reduced under Section 2.2(b) by the Allocated Value for such Asset, and Seller shall not convey such Asset to Purchaser.

Section 3.6                                   Casualty or Condemnation Loss.

Subject to the provisions of Sections 8.1(f) and 8.2(f) hereof, if, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, and the loss as a result of such individual casualty or taking exceeds four percent (4%) of the Purchase Price, Purchaser shall nevertheless be required to close and Seller shall elect by written notice to Purchaser prior to Closing either (i) to cause the Assets affected by any casualty or taking to be repaired or restored to at least its condition prior to such casualty, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date) or (ii) to treat such casualty or taking as a Title Defect with respect to the affected Property or Assets under Section 3.4.  In each case, Seller shall retain all rights to insurance and other claims against third parties with respect to the casualty or taking except to the extent the parties otherwise agree in writing.

If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, and the loss as a result of such individual casualty or taking is four percent (4%) or less of the Purchase Price, Purchaser shall nevertheless be required to close and Seller shall, at Closing, pay to Purchaser all sums paid to Seller by third parties by reason of such casualty or taking and shall assign, transfer and set over to Purchaser or subrogate Purchaser to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards, and other rights against third parties (other than Affiliates of Seller and their directors, officers, employees and agents) arising out of the casualty or taking.

Section 3.7                                   Limitations on Applicability.

The representation and warranty in Section 3.1(a) shall terminate as of the Title Claim Date and shall have no further force and effect thereafter, provided there shall be no termination of Purchaser’s or Seller’s rights under Section 3.4 with respect to any bona fide Title Defect properly reported in a Title Defect Notice or bona fide Title Benefit Claim properly reported in a Title Benefit Notice on or before the Title Claim Date.  Thereafter, Purchaser’s sole and exclusive rights and remedies with regard to title to the Assets shall be as set forth in, and arise under, the respective Conveyances transferring the Assets from Seller to Purchaser.

ARTICLE 4
INSPECTION OF PREMISES

Section 4.1                                   Assessment.

Upon execution of this Agreement, Purchaser shall be provided access during regular business hours to the Seller-operated Properties and Seller shall use its commercially reasonable efforts to obtain permission for Purchaser to gain access to third-party operated Properties, for the purpose of inspecting the environmental and physical condition of the same.  Such inspection shall be conducted in accordance with the terms of the Confidentiality Agreement (the “Assessment”).

Purchaser may, at its option, cause a phase one environmental assessment of all or any portion of the Properties to be conducted by a reputable environmental consulting or engineering firm approved in advance in writing by Seller. The Assessment shall be conducted at the sole risk, cost and expense of Purchaser, and Purchaser shall Indemnify Seller from and against any and all losses arising from the Assessment as provided in Section 7.7 and Section 11.3(b).

Section 4.2                                   Notice of Alleged Adverse Conditions.

As soon as reasonably practical (and on an ongoing basis), but in no event later than ten (10) Business Days prior to Closing, Purchaser shall notify Seller of any Properties which are subject to Alleged Adverse Conditions.  Purchaser’s notice of Alleged Adverse Conditions shall include a complete description of each individual condition to which Purchaser takes exception (including any and all supporting documentation associated therewith) and the cost which Purchaser in good faith attributes to remediating the same.  In evaluating the existence or magnitude of an Alleged Adverse Condition, due consideration shall be given to the length of time the Alleged Adverse Condition has been in existence and whether such fact, circumstance or condition is of the type expected to be encountered in the area involved, and whether the Alleged Adverse Condition is customarily acceptable to reasonable persons engaged in the ownership and operation of oil and gas properties.  Purchaser and Seller shall meet from time to time as necessary in an attempt to mutually agree on a proposed resolution with respect to the Alleged Adverse Conditions raised by Purchaser.  The value allocated to each Property as set forth on Exhibit 2.3 and the costs to cure such adverse conditions shall be used by the parties to determine the amount of any adjustment, if any, due to the existence of an Alleged Adverse Condition.

Section 4.3                                   Remedies for Alleged Adverse Conditions.

If Seller confirms to its reasonable satisfaction that any matter described in a notice delivered pursuant to Section 4.2 constitutes an Alleged Adverse Condition, then Seller shall, at its sole election, elect to:

(a)          reduce the Purchase Price by an amount agreed upon in writing by Purchaser and Seller as being a reasonable estimate of the cost of curing such Alleged Adverse Condition;

(b)         retain the Property that is subject to such Alleged Adverse Condition, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Property;

(c)          perform or cause to be performed prior to Closing at the sole expense of Seller, such operations as may be necessary to cure such Alleged Adverse Condition to Purchaser’s reasonable satisfaction;

(d)         enter into an agreement with Purchaser whereby Seller will as soon as reasonably practicable after Closing, at the sole cost and expense of Seller, perform or cause to be performed such operations as may be necessary to cure such Alleged Adverse Condition or;

(e)          if applicable, terminate this Agreement pursuant to Article 10.

In the event that Seller elects to proceed under Section 4.3(a) and Purchaser and Seller have failed to agree by Closing on the reduction to the Purchase Price (which agreement Seller and Purchaser shall use good faith efforts to reach), then, in such event, the dispute shall be submitted to arbitration using the procedure outlined above in Section 3.4(i) modified to address arbitration of issues involving such Alleged Adverse Condition.

Section 4.4                                   Alleged Adverse Conditions Thresholds.

Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall not be entitled to raise any Alleged Adverse Condition unless (i) such Alleged Adverse Condition requires the expenditure of remediation or cure costs exceeding $20,000 net to Seller’s interests and (ii) the aggregate cost associated with curing or remediating all Alleged Adverse Conditions exceeds 4% of the Purchase Price (it being acknowledged and agreed that Purchaser shall be solely responsible for any and all Alleged Adverse Conditions up to 4% of the Purchase Price).

Section 4.5                                   Waiver.

All adverse conditions (including without limitation Alleged Adverse Conditions) not raised by Purchaser within the applicable time period provided in Article 4.2 shall be waived by Purchaser for all purposes, and Purchaser (on behalf of itself, and each of the other Purchaser Indemnitees) irrevocably releases, discharges and waives any and all claims associated with the same.  This provisions shall not diminish or affect in any way the parties’ rights and obligations under any indemnities provided for in this Agreement.

Section 4.6                                   Indemnity Regarding Access.

PURCHASER, ON BEHALF OF ITSELF AND THE PURCHASER INDEMNITEES, AGREES TO INDEMNIFY SELLER INDEMNITEES, THE OTHER OWNERS OF INTERESTS IN THE ASSETS, AND ALL SUCH PERSONS’ DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES FROM AND AGAINST ANY AND ALL LIABILITIES ARISING FROM OR RELATED TO PURCHASER’S ACCESS TO THE

PROPERTIES PURSUANT TO SECTION 4.1 AND/OR PURCHASER’S ACCESS TO THE RECORDS.

WITHOUT LIMITING THE FOREGOING, PURCHASER’S INDEMNIFICATION OF SELLER INDEMNITEES, THE OTHER OWNERS OF INTERESTS IN THE ASSETS, AND ALL SUCH PERSONS’ DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES SHALL INCLUDE INDEMNIFICATION AGAINST LIABILITIES ARISING FROM OR RELATED TO PERSONAL INJURIES, DEATH, OR PROPERTY DAMAGE, CLAIMS MADE BY LANDOWNERS WHO OWN LAND ADJACENT TO THE PROPERTIES ARISING FROM OR IN CONNECTION WITH ACTIVITIES, TESTS, ASSESSMENTS OR OTHER OPERATIONS CONDUCTED BY PURCHASER OR PURCHASER’S REPRESENTATIVES RELATED TO THIS AGREEMENT.

PURCHASER’S INDEMNIFICATION OF SELLER INDEMNITEES, THE OTHER OWNERS OF INTERESTS IN THE ASSETS, AND ALL SUCH PERSONS’ DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES SHALL BE PURSUANT TO AND IN ACCORDANCE WITH THE INDEMNIFICATION PROVISIONS SET OUT IN SECTION 11.3(b) AND SHALL INCLUDE, WITHOUT LIMITATION, INDEMNIFICATION AGAINST LIABILITIES AND LITIGATION EXPENSES.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER

Section 5.1                                   Disclaimers.

(a)          Except as and to the extent expressly set forth in Articles 3 and 5 of this Agreement or in the certificate of Seller to be delivered pursuant to Section 9.2(d) or in the Conveyance instruments to be delivered by Seller to Purchaser hereunder, (i) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND (ii) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

(b)         EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 3 OR THIS ARTICLE 5, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO (i) TITLE TO ANY OF THE ASSETS, (ii) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (iii) THE QUANTITY,

QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES, (iv) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (v) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, (vi) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (vii) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (viii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT PURCHASER SHALL BE DEEMED TO BE OBTAINING EQUIPMENT IN ITS PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE, OR (ix) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.

(c)          Any representation “to the knowledge of Seller” or “to Seller’s knowledge” is limited to matters within the actual knowledge of the officers or management (including those with titles of “Manager”, “Vice President” and “President”) of Seller. “Actual knowledge” for purposes of this Agreement means information actually personally known or information which should have been ascertained had a reasonable inquiry or investigation been undertaken. The standard of reasonableness is that which would be exercised by a reasonably prudent person who has been advised that the person is expected to make representations and warranties with respect to conditions and information relating to properties which are to be conveyed.

(d)         Subject to the foregoing provisions of this Section 5.1, and the other terms and conditions of this Agreement, Seller represents and warrants to Purchaser the matters set out in Sections 5.2 through 5.16.

Section 5.2                                   Existence and Qualification.

Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation where the Assets are located, except where the failure to so qualify would not have a Material Adverse Effect.

Section 5.3                                   Power.

Seller has the corporate power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 5.4                                   Authorization and Enforceability.

The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). As evidence of the foregoing, Seller has delivered to Purchaser simultaneous with the execution of this Agreement a Resolution or an Unanimous Consent executed, adopted and approved by the Board of Directors of Seller approving and authorizing the execution of this Agreement and the terms and provisions of this Agreement.

Section 5.5                                   No Conflicts.

The execution, delivery and performance of this Agreement by Seller, and the transactions contemplated by this Agreement will not (i) violate any provision of the certificate of incorporation or bylaws of Seller, (ii) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Seller is a party or which affect the Assets, (iii) violate any judgment, order, ruling, or decree applicable to Seller as a party in interest, (iv) violate any Laws applicable to Seller or any of the Assets, except for (a) rights to consent by, required notices to, and filings with or other actions by Governmental Bodies where the same are not required prior to the assignment of oil and gas interests, require any filing with, notification of or consent, approval or authorization of any Governmental Body except any matters described in clauses (ii), (iii) or (iv) or above which would not have a Material Adverse Effect.

Section 5.6                                   Liability for Brokers’ Fees.

Purchaser shall not have any responsibility, liability or expense, as a result of undertakings or agreements of Seller, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 5.7                                   Litigation.

Except as set forth in Exhibit 5.7, (a) no investigation, proceeding, action, suit, or other legal proceeding of any kind or nature before any Governmental Body or arbitrator (including any take-or-pay claims) is pending or, to Seller’s knowledge, threatened with respect to the

Assets, or Seller (with respect to any of the Assets), or either of them, or with respect to the ownership, operation, development, maintenance, or use of any thereof, and (b) no notice in writing from any Governmental Body or any other Person has been received by Seller claiming any violation of or noncompliance with any Law with respect to the Assets (including any such Law concerning the conservation of natural resources).

Section 5.8                                   Taxes and Assessments.

With respect to all Taxes related to the Assets, Seller warrants and represents (a) all reports, returns, statements (including estimated reports, returns or statements), and other similar filings (the “Tax Returns”) relating to the Assets required to be filed on or before the Closing Date by Seller with respect to any Taxes have been or will be timely filed with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed; and (b) such Tax Returns are true and correct in all material respects, and all Taxes reported on such Tax Returns have been paid.

With respect to all Taxes related to the Assets, Seller further warrants and represents (a) there are not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax; (b) there are no administrative proceedings or lawsuits pending against the Assets or Seller by any taxing authority; and (c) there are no Tax liens on any of the Assets except for liens for Taxes not yet due.

Section 5.9                                   Outstanding Capital Commitments.

As of the Effective Time, there were no outstanding AFEs or other commitments to make capital expenditures which are binding on the Assets which Seller reasonably anticipates will require expenditures by the owners of the One Hundred Percent (100%) of the Assets in excess of $25,000.00, except as reflected in Exhibit 5.9.

Section 5.10                            Compliance with Laws.

To the knowledge of Seller, the Assets operated by Seller have been and are currently in substantial compliance with the provisions and requirements of all Laws of all Governmental Bodies having jurisdiction with respect to the Assets, or the ownership, operation, development, maintenance, or use of any thereof.

Section 5.11                            Operating Costs.

To the knowledge of Seller, it has paid its share of all costs (including without limitation Property Costs) payable by it under the Leases and Contracts, except normal expenses incurred in operating the Properties within the previous sixty (60) days or as to which Seller has not yet been billed and those being contested in good faith. Seller is not in default under any Contract except such defaults as would not, individually or the aggregate, have a Material Adverse Effect.

Section 5.12                            Condemnation.

To Seller’s knowledge, there is no actual or threatened taking (whether permanent, temporary, whole or partial) of any part of the Properties by reason of condemnation or the threat of condemnation.

Section 5.13                            Bankruptcy.

There are no bankruptcy, reorganization, or similar arrangement proceedings pending, being contemplated by or, to Seller’s knowledge, threatened against Seller or any Affiliate.

Section 5.14                            PUHCA/NGA.

Seller is not a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company,” or an “affiliate” of a “subsidiary” of a “holding company,” or a “public-utility company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 5.15                            Investment Company.

Seller is not (a) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended or (b) subject in any respect to the provisions of said act.

Section 5.16                            Non-foreign Person.

Seller is not a “foreign Person” within the meaning of the Internal Revenue Code of 1986, as amended, (the “Code”), Section 1445 and 7701.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller the following:

Section 6.1                                   Existence and Qualification.

Purchaser is a limited partnership organized, validly existing and in good standing under the laws of the state of its organization, and Purchaser is duly qualified to do business as a foreign limited partnership in every jurisdiction in which it is required to qualify in order to conduct its business except where the failure to so qualify would not have a Material Adverse Effect on Purchaser or its properties.  Purchaser is duly qualified to do business as a limited partnership in the respective jurisdictions where the Assets are located.

Section 6.2                                   Power.

Purchaser has the requisite power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 6.3                                   Authorization and Enforceability.

The execution, delivery and performance of this Agreement, and the performance of the transaction contemplated hereby, have been duly and validly authorized by all necessary action on the part of Purchaser.  This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.4                                   No Conflicts.

The execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated by this Agreement will not (i) violate any provision of the articles of limited partnership of Purchaser, (ii) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Purchaser is a party, (iii) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest, or (iv) violate any law, rule or decree applicable to Purchaser or any of its assets, or (v) require any filing with, notification of or consent, approval or authorization of any Governmental Body or authority, except any matters described in clauses (ii), (iii), (iv) or (v) above which would not have a Material Adverse Effect on Purchaser.

Section 6.5                                   Liability for Brokers’ Fees.

Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 6.6                                   Litigation.

As of the date of the execution of this Agreement, there are no actions, suits or proceedings pending, or to Purchaser’s knowledge, threatened in writing before any Governmental Body against Purchaser or any subsidiary of Purchaser which are reasonably likely to impair materially Purchaser’s ability to perform its obligations under this Agreement.

Section 6.7                                   Financing.

Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds in United States dollars to enable it to pay the Closing Payment to Seller at the Closing.  At the request of Seller or its Advisor, Purchaser will furnish information and documentation confirming its source of funds.

Section 6.8                                   Limitation.

Except for the representations and warranties expressly made by Seller in Articles 3 and 5 of this Agreement, or in any certificate furnished or to be furnished to Purchaser pursuant to this Agreement, Purchaser acknowledges that (i) there are no representations or warranties, express or implied, as to the Assets or prospects thereof, and (ii) Purchaser has not relied upon any oral or written information provided by Seller.

ARTICLE 7
COVENANTS OF THE PARTIES

Section 7.1                                   Disclaimer.

PURCHASER ACKNOWLEDGES THAT EXCEPT TO THE EXTENT CONTAINED IN AN EXPRESS REPRESENTATION IN ARTICLES 3 AND 5 OF THIS AGREEMENT, THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(d) OR THE CONVEYANCES, SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES, WHETHER ORAL OR WRITTEN, AND SELLER DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF INFORMATION OBTAINED BY PURCHASER UNDER THIS SECTION, OR AS TO SELLER’S TITLE TO THE ASSETS, AND IN ENTERING INTO AND PERFORMING THIS AGREEMENT, PURCHASER HAS RELIED AND WILL RELY SOLELY UPON ITS INDEPENDENT INVESTIGATION OF, AND JUDGMENT WITH RESPECT TO, THE ASSETS, THEIR VALUE AND SELLER’S TITLE THERETO AND UPON THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLES 3 AND 5 OF THIS AGREEMENT, THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(d) OR THE CONVEYANCES.

Section 7.2                                   Government Reviews.

Seller and Purchaser shall in a timely manner (a) make all required filings, if any, with and prepare applications to and conduct negotiations with, each governmental agency as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations.  Each party shall cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications and negotiations.

Section 7.3                                   Notification of Breaches.

Until the Closing,

(a)          Purchaser shall notify Seller promptly after Purchaser obtains actual knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect.

(b)         Seller shall notify Purchaser promptly after Seller obtains actual knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Purchaser prior to or on the Closing Date has not been so performed or observed in a material respect.

If any of Purchaser’s or Seller’s representations or warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Purchaser’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the date set forth in Section 10.1), then such breach shall be considered not to have occurred for all purposes of this Agreement.

Section 7.4                                   Letters-in-Lieu; Assignments; Operator.

On the Closing Date, Seller shall execute and deliver to Purchaser:

(a)          letters in lieu of division and transfer orders relating to the Assets in the form set forth on Exhibit 7.4;

(b)         assignments necessary to convey to Purchaser all federal or state leases, if any, in the form as prescribed by the applicable governmental body and otherwise acceptable to Purchaser and Seller; and

(c)          forms prescribed by the applicable governmental body to transfer status of operator from Seller to Purchaser with respect to Seller Operated Assets that are wholly owned by Seller.

Section 7.5                                   Public Announcements.

Until the Closing, neither party shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other; provided, however, the foregoing shall not restrict disclosures by Purchaser or Seller which are required by applicable securities or other laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates; and provided, further, that Purchaser may disclose the existence and contents of this Agreement and the transactions contemplated hereby to the Standard & Poor’s and Moody’s rating agencies (provided that such agencies are obligated to keep such information confidential).  The parties agree that no press release or other public announcement regarding this Agreement or the transactions contemplated hereby will be issued until after the Closing Date of this Agreement, except as allowed by the first proviso of this sentence.

Section 7.6                                   Subsequent Operations.

Seller makes no representations or warranties to Purchaser as to the transferability or assignability of operatorship of the Properties.  Purchaser acknowledges that the rights and obligations associated with operatorship of the Properties are governed by the applicable agreement(s) and that operatorship of the Properties will be decided in accordance with the terms of the agreement(s).

Section 7.7                                   Consents.

Seller shall promptly prepare and send notices to the holders of preferential rights or any required consents to assignment of any Assets requesting such consents and preferential rights.  None of the Assets are subject to such preferential rights or required consents to assignment except those Assets listed in Exhibit 7.7.  Purchaser shall cooperate with Seller in seeking to obtain such consents and preferential rights.  In the event that Seller is unable to obtain such consents and preferential rights that are required to vest Defensible Title to the Assets, Purchaser may elect to treat the unsatisfied consent and preferential right requirement as a Title Defect and the procedures set forth in Section 3.5(a) shall apply.

Section 7.8                                   Tax Matters.

Subject to the provisions of Section 12.3, Seller shall be responsible for all Taxes (other than ad valorem, property, severance, production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, which are addressed in Section 1.4) attributable to any period of time prior to Effective Time, including without limitation income Taxes arising as a result of the gain recognized on the transfer of the Assets, and Purchaser shall be responsible for all such Taxes attributable to any period of time at and after the Effective Time.  Regardless of which party is responsible, Seller shall handle payment to the appropriate Governmental Body of all Taxes with respect to the Assets which are required to be paid prior to Closing (and shall file all Tax Returns with respect to such Taxes).  If requested by Purchaser, Seller will assist Purchaser with preparation of all ad valorem and property Tax Returns due on or before December 31, 2002 (including any extensions requested). Seller shall deliver to Purchaser within (30) days of filing copies of all Tax Returns filed by Seller after the Closing Date relating to the Assets and any supporting documentation provided by Seller to taxing authorities.

Section 7.9                                   Further Assurances.

After Closing, Seller and Purchaser each agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

ARTICLE 8
CONDITIONS TO CLOSING

Section 8.1                                   Conditions of Seller to Closing.

The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction on or prior to Closing of each of the following conditions:

(a)          Representations.  The representations and warranties of Purchaser set forth in Article 6 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

(b)         Performance.  Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)          Pending Litigation.  No suit, action or other proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending;

(d)         Deliveries.  Purchaser shall have delivered to Seller duly executed counterparts of the Conveyances and the other documents and certificates to be delivered by Purchaser under Section 9.3;

(e)          Purchase Price Reductions.  The sum of (i) all Title Defect Amounts for Title Defects determined under Section 3.4(g) prior to Closing, less the sum of all Title Benefit Amounts for Title Benefits determined under Section 3.4(h) prior to the Closing, (ii) price reductions for Alleged Adverse Conditions and (iii) the aggregate losses from casualties to the Assets and takings of Assets under right of eminent domain, shall be less than or equal to four percent (4%) of the unadjusted Purchase Price;

(f)            Payment.  Purchaser shall have paid the Closing Payment;

(g)         Natural Gas Price Condition.  The Average Prospective Gas Price shall not exceed the Average Baseline Gas Price.

The “Average Baseline Gas Price” shall be defined as the arithmetic average of each calendar month’s NYMEX Henry Hub gas price as of the close of trading on February 26, 2003, for the April, 2003 through February, 2006 trading months, as shown on Exhibit 8.1(g).  When the June, 2003 contract is the Prompt Month, the Average Baseline Gas Price shall be $4.70/MMBTU.  When the July, 2003 contract is the Prompt Month, the Average Baseline Gas Price shall be $4.66/MMBTU.

The “Average Prospective Gas Price” shall be defined as the arithmetic average of each calendar month’s NYMEX Henry Hub gas price as of the close of trading on the Closing Date (“Pricing Date”).  If the Pricing Date occurs when the June, 2003 contract is the Prompt Month, the Average Prospective Gas Price shall be computed using the June, 2003 through February, 2006 trading months.  If the Pricing Date occurs when the July, 2003 contract is the Prompt Month, the Average Prospective Gas Price shall be computed using the July, 2003 through February, 2006 trading months.

Section 8.2                                   Conditions of Purchaser to Closing.

The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction on or prior to Closing of each of the following conditions:

(a)          Representations.  The representations and warranties of Seller set forth in Article 5 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date), except for such breaches, if any, as would not have a Material Adverse Effect;

(b)         Performance.  Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)          Pending Litigation.  No suit, action or other proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending;

(d)         Deliveries.  Seller shall have delivered to Purchaser duly executed counterparts of the Conveyances and the other documents and certificates to be delivered by Seller under Section 9.2;

(e)          Purchase Price Reductions.  The sum of (i) all Title Defect Amounts for Title Defects determined under Section 3.4(g) prior to the Closing, less the sum of all Title Benefit Amounts for Title Benefits determined under Section 3.4(h) prior to Closing (ii) price reductions for Alleged Adverse Conditions and (iii) the aggregate losses from casualties to the Assets and taking of Assets under right of eminent domain, shall be less than or equal to four percent (4%) of the unadjusted Purchase Price;

(f)            Natural Gas Price Condition.  The Average Prospective Gas Price shall not exceed the Average Baseline Gas Price.

The “Average Baseline Gas Price” shall be defined as the arithmetic average of each calendar month’s NYMEX Henry Hub gas price as of the close of trading on February 26, 2003, for the April, 2003 through February, 2006 trading months, as shown on Exhibit 8.2(f).  When the June, 2003 contract is the Prompt Month, the Average Baseline Gas Price shall be $4.70/MMBTU.  When the July, 2003 contract is the Prompt Month, the Average Baseline Gas Price shall be $4.66/MMBTU.

The “Average Prospective Gas Price” shall be defined as the arithmetic average of each calendar month’s NYMEX Henry Hub gas price as of the close of trading on the Closing Date (“Pricing Date”).  If the Pricing Date occurs when the June, 2003 contract is the Prompt Month, the Average Prospective Gas Price shall be computed using the June, 2003 through February, 2006 trading months.  If the

Pricing Date occurs when the July, 2003 contract is the Prompt Month, the Average Prospective Gas Price shall be computed using the July, 2003 through February, 2006 trading months.

ARTICLE 9
CLOSING

Section 9.1                                   Time and Place of Closing.

(a)          Consummation of the purchase and sale transaction as contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of Seller’s counsel Porter & Hedges, L.L.P. located at 700 Louisiana Street, Suite 3500, Houston, Texas  77002, at 10:00 a.m., local time, on or before August 28, 2003 or if all conditions in Article 8 to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the rights of the parties under Article 10.

(b)         The date on which the Closing occurs is herein referred to as the “Closing Date.”

(c)          In the event the Average Prospective Gas Price exceeds the Average Baseline Gas Price on the Closing Date, Seller shall give Purchaser written notice of such event.  Such notice shall include an amount when paid by Purchaser to Seller as an increased Purchase Price which would equal Seller’s additional costs to unwind the financial hedges and repurchase the existing Volumetric Production Payment burdening the Leases.  The additional repurchase costs and hedge unwind costs shall be calculated by Seller based upon the incremental difference between the actual costs versus the costs that would have been payable based on the Average Baseline Gas Prices.  For a period of three (3) Business Days after receipt of the notice, Purchaser will have the option to either (i) pay the revised Purchase Price and close the transaction or (ii) terminate this Agreement with no further liability to either Party except that Seller shall (i) return the Deposit to Purchaser and (ii) pay to Purchaser its actual due diligence costs, not to exceed TEN THOUSAND DOLLARS ($10,000.00).

Section 9.2                                   Obligations of Seller at Closing.

At the Closing, upon the terms and subject to the conditions of this Agreement, Seller shall deliver or cause to be delivered to Purchaser, among other things, the following:

(a)          Conveyances of the Assets, in sufficient number of originals to allow recording in all appropriate jurisdictions and offices, duly executed by Seller;

(b)         assignments, on appropriate forms, of state and of federal leases, if any, comprising portions of the Assets, duly executed by Seller;

(c)          letters-in-lieu of transfer orders covering the Assets, duly executed by Seller; and

(d)         a certificate in the form set forth on Exhibit 9.2(d) duly executed by an authorized corporate officer of Seller, dated as of Closing, certifying on behalf of Seller that the conditions set forth in Sections 8.2(a) and 8.2(b) have been fulfilled.

Section 9.3                                   Obligations of Purchaser at Closing.

At the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver or cause to be delivered to Seller, among other things, the following:

(a)          a wire transfer of the Closing Payment in immediately available U.S. dollars;

(b)         Conveyances of the Assets, duly executed by Purchaser,

(c)          letters-in-lieu of transfer orders covering the Assets, duly executed by Purchaser;

(d)         a certificate in the form set forth on Exhibit 9.3(d) by an authorized corporate officer of Purchaser dated as of Closing, certifying on behalf of Purchaser that the conditions set forth in Sections 8.1(a) and 8.1(b) have been fulfilled.

Section 9.4                                   Closing Payment and Post-Closing Purchase Price Adjustments.

(a)          Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser, based upon the best information available to Seller, a preliminary settlement statement estimating the Adjusted Purchase Price after giving effect to all Purchase Price adjustments set forth in Section 2.2 and the Deposit. The estimate delivered in accordance with this Section 9.4(a) shall constitute the dollar amount to be paid by Purchaser to Seller at the Closing (the “Closing Payment”).

(b)         As soon as reasonably practicable after the Closing but not later than ninety (90) days following the Closing Date, Seller shall prepare and deliver to Purchaser a statement setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment, based, to the extent possible on actual credits, charges, receipts and other items before and after the Effective Time and taking into account all Title Defect and Title Benefit adjustments under Section 3.4.  Seller shall at Purchaser’s request supply reasonable documentation available to support any credit, charge, receipt or other item. As soon as reasonably practicable but not later than the 30th day following receipt of Seller’s statement hereunder, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes be made to such Statement.  The parties shall undertake to agree on the final statement of the Adjusted Purchase Price no later than one hundred fifty (150) days after the Closing Date.  In the event that the parties cannot reach agreement within such period of time, either party may refer the remaining matters in dispute to Ernst and Young, or such other nationally-recognized independent accounting firm as may be accepted by Purchaser and Seller, for review and final determination. The accounting firm shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section.  The accounting firm’s determination shall be made within 30 days after submission of the matters in dispute and shall be final and binding on both parties, without right of appeal. In determining the proper amount of any adjustment to the Purchase Price, the accounting firm shall not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Purchaser, as applicable.  The accounting firm shall act as an expert for the limited purpose of determining the specific disputed matters submitted by either party and may not award damages or penalties to either party with respect to any matter.  Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case. Each party shall bear one-half of the costs and expenses of the accounting firm.  Within 10 days after the date on which the parties or the accounting firm, as applicable, finally determines the disputed matters, (x) Purchaser shall pay to Seller the amount by which the Adjusted Purchase Price exceeds the Closing Payment or (y) Seller shall pay to Purchaser the amount by which the Closing Payment exceeds the Adjusted Purchase Price, as applicable.

(c)          All payments made or to be made hereunder to Seller shall be by electronic transfer of immediately available funds in U.S. dollars to the account of:

Odessa Exploration Incorporated
Account No. 1014304237

at PNC Bank, Pittsburgh Bank,
ABA No. 043000096

All payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to a bank and account specified by Purchaser in writing to Seller.

ARTICLE 10
TERMINATION

Section 10.1                            Termination.

This Agreement may be terminated as follows:

(a)          by the mutual prior written consent of Seller and Purchaser prior to Closing;

(b)         by either party if the sum of total Title Defects, the Alleged Adverse Conditions and assets destroyed or taken described in Section 8.2 uncured at Closing exceeds four percent (4%) of the unadjusted Purchase Price, but only in the event that (i) such Title Defects, Alleged Adverse Conditions or assets destroyed or taken were presented to Seller pursuant to the provisions of this Agreement and (ii) Seller has confirmed, to Seller’s reasonable satisfaction, that such Title Defects, Alleged Adverse Conditions or assets destroyed or taken do, in fact, constitute Title Defects, Alleged Adverse Conditions or assets destroyed or taken;

(c)          by Purchaser in the events that (i) Closing has not occurred on the Closing Date; (ii) Purchaser is not otherwise in default under the provisions of this Agreement; and (iii) the Conditions of Purchaser to Closing in Section 8.2 have not been satisfied;

(d)         pursuant to Section 9.1;

(e)          by Seller in the events that (i) Closing has not occurred on the Closing Date; (ii) Seller is not otherwise in default under the provisions of this Agreement; and (iii) the Conditions of Seller to Closing in Section 8.1 have not been satisfied;

(f)            by Seller pursuant to Section 3.4(d)(iv); and

(g)         by Seller pursuant to Section 4.3(e).

Section 10.2                            Effect of Termination.

If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 5.6, 6.5, 7.7 and 12.4 and the Confidentiality Agreement which shall continue in full force and effect) and Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any party without any restriction under this Agreement. Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 10.1 shall not relieve any party from liability (including liability for consequential damages) for any willful or negligent failure to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at or prior to Closing.  In the event this Agreement terminates under Section 10.1 because a party has willfully or negligently failed to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed at or prior to Closing, then the other party shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and attorneys’ fees in addition to any other relief to which such party may be entitled.

Section 10.3                            Distribution of Deposit Upon Termination.

(a)          If Seller terminates this Agreement pursuant to Section 10.1(e), then Seller may retain the Deposit as liquidated damages, free of any claims by Purchaser or any other person with respect thereto. It is expressly stipulated by the parties that the actual amount of damages resulting from such a termination would be difficult if not impossible to determine accurately because of the unique nature of this Agreement, the unique nature of the Assets, the uncertainties of applicable commodity markets and differences of opinion with respect to such matters, and that the liquidated damages provided for herein are a reasonable estimate by the parties of such damages.

(b)         If this Agreement is terminated for any reason other than the reasons set forth in Section 10.1(e), then Seller shall deliver the Deposit to Purchaser, free of any claims by Seller or any other person with respect thereto.

ARTICLE 11
POST -CLOSING OBLIGATIONS; INDEMNIFICATION;
LIMITATIONS; DISCLAIMERS AND WAIVERS

Section 11.1                            Receipts.

Except as otherwise provided in this Agreement, any production from or attributable to the Assets (and all products and proceeds attributable thereto) and any other income, proceeds, receipts and credits attributable to the Assets which are not reflected in the adjustments to the Purchase Price following the final adjustment pursuant to Section 9.4(b) shall be treated as follows: (a) all production from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which Purchaser is entitled under Section 1.4 shall be the sole property and entitlement of Purchaser, and, to the extent received by Seller, Seller shall fully disclose, account for and remit the same promptly to Purchaser, and (b) all production from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which Seller is entitled under Section 1.4 shall be the sole property and entitlement of Seller and, to the extent received by Purchaser, Purchaser shall fully disclose, account for and remit the same promptly to Seller.

Section 11.2                            Expenses.

Except as otherwise provided in this Agreement, any Property Costs which are not reflected in the adjustments to the Purchase Price following the final adjustment pursuant to Section 9.4(b) shall be treated as follows: (a) all Property Costs for which Seller is responsible under Section 1.4 shall be the sole obligation of Seller and Seller shall promptly pay, or if paid by Purchaser, promptly reimburse Purchaser for and hold Purchaser harmless from and against same; and (b) all Property Costs for which Purchaser is responsible under Section 1.4 shall be the sole obligation of Purchaser and Purchaser shall promptly pay or if paid by Seller, promptly reimburse Seller for and hold Seller harmless from and against same. Seller is entitled to resolve all joint interest audits and other audits of Property Costs covering periods for which Seller is in whole or in part responsible, provided that Seller shall not agree to any adjustments to previously assessed costs for which Purchaser is liable without the prior written consent of Purchaser, such consent not to be unreasonably withheld. Seller shall provide Purchaser with a copy of all applicable audit reports and written audit agreements received by Seller and relating to periods for which Purchaser is partially responsible.

Section 11.3                            Assumption and Indemnification.

(a)          On the Closing Date, Purchaser shall assume, fulfill, perform, pay and discharge all of the obligations and liabilities of Seller, known or unknown, with respect to the Assets, regardless of whether such obligations or liabilities arose prior to or after the Effective Time. All of said obligations and liabilities are referred to as the “Assumed Seller Obligations.”  The Assumed Seller Obligations shall include, without limitation, obligations to furnish makeup gas according to the terms of applicable gas sales, obligations pertaining to all Contracts, gas balancing obligations, obligations to pay working interests, royalties, overriding royalties and other interests held in suspense, obligations to plug wells, obligations to restore and clean up Properties, obligations to dismantle structures, and obligations to restore and/or remediate the Assets in accordance with applicable agreements, Environmental Laws and Laws. Purchaser, however, does not assume any obligations or liabilities of Seller to the extent that they are attributable to or arise out of the:

(i)                                     Excluded Assets; or

(ii)                                  actions, suits or proceedings, if any, set forth on Exhibit 5.7, or

(iii)                               claims for wrongful death and/or personal injury related to the Properties which claims arose before the Effective Time; or

(iv)                              continuing responsibility of the Seller under Section 11.2 or matters for which Seller is required to Indemnify Purchaser under this Article 11.

(b)         PURCHASER SHALL INDEMNIFY, COVENANT NOT TO SUE, SAVE, RELEASE, DEFEND, DISCHARGE AND HOLD SELLER INDEMNITEES HARMLESS (COLLECTIVELY, “INDEMNIFY”) FROM AND AGAINST LIABILITIES, CLAIMS, CAUSES OF ACTION, LOSSES, DAMAGES, JUDGMENTS, NOTICES, ORDERS AND RULINGS (COLLECTIVELY, “LIABILITIES”) INCURRED OR SUFFERED BY SELLER INDEMNITEES THAT ARE CAUSED BY, OR ARISE OUT OF OR RESULT FROM:

(i)                                     THE ASSUMED SELLER OBLIGATIONS;

(ii)                                  THE OWNERSHIP, USE OR OPERATION OF THE ASSETS AT AND AFTER THE EFFECTIVE TIME;

(iii)                               PURCHASER’S OBLIGATIONS UNDER THIS AGREEMENT;

(iv)                              THE BREACH OF ANY OF PURCHASER’S COVENANTS OR PURCHASER’S AGREEMENTS CONTAINED IN THIS AGREEMENT;

(v)                                 THE BREACH OF ANY REPRESENTATION OR WARRANTY MADE BY PURCHASER CONTAINED IN ARTICLE 6 OF THIS AGREEMENT OR IN THE CERTIFICATE DELIVERED BY PURCHASER AT CLOSING PURSUANT TO SECTION 9.3(d);

(vi)                              ANY ALLEGED OR ACTUAL VIOLATION OF ENVIRONMENTAL LAWS, FAILURE TO RESTORE OR REMEDIATE ANY OF THE ASSETS, IMPROPER RESTORATION OR REMEDIATION OF THE ASSETS AND ALL LIABILITIES RELATED TO ANY ENVIRONMENTAL LAWS ATTRIBUTABLE TO PERIODS OF TIME AT AND AFTER THE EFFECTIVE TIME;

(vii)                           ANY NON-ENVIRONMENTAL CLAIMS RELATING TO THE OWNERSHIP OR OPERATION OF THE PROPERTIES AND

ATTRIBUTABLE TO PERIODS OF TIME AT AND AFTER THE EFFECTIVE TIME AND THOSE RELATING TO THE OWNERSHIP OR OPERATION OF THE PROPERTIES PRIOR TO THE EFFECTIVE TIME FOR WHICH SELLER’S INDEMNITY OBLIGATION HAS CEASED, TERMINATED, OR DID NOT EXIST;

(viii)                        ACCESS TO THE ASSETS PURSUANT TO SECTION 4.6 AND SECTION 7.1; AND

(ix)                                THE LITIGATION EXPENSES (DEFINED BELOW).

THE INDEMNIFICATION OBLIGATIONS OF PURCHASER IN THIS PARAGRAPH SHALL BE REFERRED TO HEREIN AS “PURCHASER’S INDEMNIFICATION OBLIGATIONS.”

PURCHASER SHALL INDEMNIFY SELLER AGAINST LIABILITIES FOR MATTERS COVERED BY PURCHASER’S INDEMNIFICATION OBLIGATIONS ARISING OUT AND RESULTING FROM:

1.                                       THE NEGLIGENCE OF SELLER, WHETHER THE NEGLIGENCE IS ORDINARY, GROSS, ACTIVE, PASSIVE, JOINT, CONCURRENT OR SOLE; AND

2.                                       THE STRICT LIABILITY OF SELLER.

PURCHASER SHALL INDEMNIFY SELLER FROM AND AGAINST ALL ATTORNEY FEES, COSTS OF COURT, EXPENSES FOR HIRING INVESTIGATORS AND INVESTIGATING, DEFENDING LITIGATION, PROSECUTING LITIGATION, HIRING EXPERT WITNESSES, COSTS OF SETTLEMENT AND ANY AND ALL COSTS AND EXPENSES PERTAINING TO ANY LITIGATION (COLLECTIVELY, THE “LITIGATION EXPENSES”) ARISING FROM, BASED UPON, RELATED TO OR IN ANY WAY CONNECTED WITH THE MATTERS SET OUT ABOVE IN 11.3(b).

IT IS UNDERSTOOD AND AGREED THAT PURCHASER’S OBLIGATION TO INDEMNIFY SELLER FROM AND AGAINST THE LITIGATION EXPENSES IS (i) SEPARATE AND APART FROM PURCHASER’S OBLIGATION TO INDEMNIFY SELLER FROM DAMAGES AND (ii) IS NOT DEPENDENT UPON PURCHASER’S SUBSTANTIVE OBLIGATION TO INDEMNIFY SELLER FROM AND AGAINST DAMAGES. PURCHASER’S OBLIGATION TO INDEMNIFY SELLER FROM AND AGAINST THE LITIGATION EXPENSES SHALL APPLY IRRESPECTIVE OF WHETHER THE SUBSTANTIVE INDEMNITY OBLIGATION COMPLIES IN ALL RESPECTS WITH THE EXPRESS NEGLIGENCE RULE.

PURCHASER AND SELLER BOTH AGREE AND STIPULATE THAT THIS INDEMNIFICATION AGREEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE TEST, AND THAT THE PARTIES CLEARLY INTEND TO TRANSFER THE RISK OF LOSS FOR THE INDEMNITEE’S NEGLIGENCE.

PURCHASER AND SELLER BOTH AGREE AND STIPULATE THAT THESE INDEMNIFICATION PROVISIONS ARE CONSPICUOUS.

(c)          SELLER SHALL INDEMNIFY PURCHASER INDEMNITEES AGAINST AND FROM ALL LIABILITIES INCURRED OR SUFFERED BY PURCHASER INDEMNITEES THAT ARE CAUSED BY, OR ARISE OUT OF OR RESULT FROM:

(i)                                     THE OBLIGATIONS AND LIABILITIES DESCRIBED IN SECTIONS 11.3(a)(i), 11.3(a)(ii) AND 11.3(a)(iii);

(ii)                                  SELLER’S OBLIGATIONS UNDER THIS AGREEMENT;

(iii)                               THE BREACH OF ANY OF SELLER’S COVENANTS OR SELLER’S AGREEMENTS CONTAINED IN SECTIONS 7.1, 7.2, 7.3, 7.4, 7.5 AND 7.6 OF THIS AGREEMENT;

(iv)                              THE BREACH OF ANY REPRESENTATION OR WARRANTY MADE BY SELLER CONTAINED IN ARTICLE 5 OF THIS AGREEMENT OR IN THE CERTIFICATE DELIVERED BY SELLER AT CLOSING PURSUANT TO SECTION 9.2(d);

(v)                                 ANY ALLEGED OR ACTUAL VIOLATION OF ENVIRONMENTAL LAWS, FAILURE TO RESTORE OR REMEDIATE ANY OF THE ASSETS, IMPROPER RESTORATION OR REMEDIATION OF THE ASSETS AND ALL LIABILITIES RELATED TO ANY ENVIRONMENTAL LAWS ATTRIBUTABLE TO PERIODS OF TIME AT AND BEFORE THE EFFECTIVE TIME;

(vi)                              ANY NON-ENVIRONMENTAL CLAIMS RELATING TO THE OWNERSHIP OR OPERATION OF THE PROPERTIES AND ATTRIBUTABLE TO PERIODS OF TIME PRIOR TO THE EFFECTIVE TIME; AND

(vii)                           LITIGATION EXPENSES.

THE INDEMNIFICATION OBLIGATIONS OF SELLER IN THIS PARAGRAPH SHALL BE REFERRED TO HEREIN AS “SELLER’S INDEMNIFICATION OBLIGATIONS.”

SELLER SHALL INDEMNIFY PURCHASER AGAINST LIABILITIES FOR MATTERS COVERED BY SELLER’S INDEMNIFICATION OBLIGATIONS ARISING OUT OF AND RESULTING FROM:

1.                                       THE NEGLIGENCE OF PURCHASER, WHETHER THE NEGLIGENCE IS ORDINARY, GROSS, ACTIVE, PASSIVE, JOINT, CONCURRENT OR SOLE; AND

2.                                       THE STRICT LIABILITY OF PURCHASER.

SELLER SHALL INDEMNIFY PURCHASER FROM AND AGAINST THE LITIGATION EXPENSES ARISING FROM, BASED UPON, RELATED TO OR IN ANY WAY CONNECTED WITH THE MATTERS SET OUT ABOVE IN 11.3(C). IT IS UNDERSTOOD AND AGREED THAT SELLER’S OBLIGATION TO INDEMNIFY PURCHASER FROM AND AGAINST THE LITIGATION EXPENSES IS (I) SEPARATE AND APART FROM SELLER’S OBLIGATION TO INDEMNIFY PURCHASER FROM DAMAGES AND (II) IS NOT DEPENDENT UPON SELLER’S SUBSTANTIVE OBLIGATION TO INDEMNIFY PURCHASER FROM AND AGAINST DAMAGES. SELLER’S OBLIGATION TO INDEMNIFY PURCHASER FROM AND AGAINST THE LITIGATION EXPENSES SHALL APPLY IRRESPECTIVE OF WHETHER THE SUBSTANTIVE INDEMNITY OBLIGATION COMPLIES IN ALL RESPECTS WITH THE EXPRESS NEGLIGENCE RULE.

SELLER AND PURCHASER BOTH AGREE AND STIPULATE THAT THIS INDEMNIFICATION AGREEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE TEST AND THAT THE PARTIES CLEARLY INTEND TO TRANSFER THE RISK OF LOSS FOR THE INDEMNITEE’S NEGLIGENCE.

SELLER AND PURCHASER BOTH AGREE AND STIPULATE THAT THESE INDEMNIFICATION PROVISIONS ARE CONSPICUOUS.

(d)         Notwithstanding anything to the contrary contained in this Agreement, this Section 11.3 contains the parties’ exclusive remedies against each other with respect to breaches of the representations, warranties, covenants and agreements of the parties and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each party at Closing pursuant to Sections 9.2(d) or 9.3(d), as applicable.

Notwithstanding anything to the contrary contained herein, none of Purchaser, Seller or any of their respective Affiliates shall be entitled to either punitive or consequential damages as a remedy in connection with a breach of any provision of this Agreement and/or the transactions contemplated hereby, and each of Purchaser and Seller, for itself and on behalf of its Affiliates, hereby expressly waives any right to punitive or consequential damages in connection with a breach of any provision of this Agreement and/or the transactions contemplated hereby.

(e)          Claims for Property Costs shall be exclusively handled pursuant to the Purchase Price adjustments in Section 2.2, and pursuant to Section 11.2, and shall not be subject to indemnification under this Section 11.3.

(f)            For purposes of this Article 11, “Damages” shall mean the amount of any and all liability, loss, cost, diminution in value, expense, claim, demand, notice of violation, investigation by any Governmental Body, cause of action, administrative proceeding, payment, charge, obligation, fine, penalty, deficiency, award or judgment incurred or suffered by any Indemnified Party arising out of or resulting from the indemnified matter, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that Purchaser and Seller shall not be entitled to indemnification under this Section 11.3 for and “Damages” shall not include (i) loss of profits or other consequential damages suffered by the party claiming indemnification, or any punitive damages and (ii) any liability, loss, cost, expense, claim, award or judgment to the extent resulting from or increased by the actions or omissions of any Indemnified Party after the Effective Time.

(g)         The indemnity of each party provided in this Section 11.3 shall be for the benefit of and extend to each party’s present and former Affiliates, successors and permitted assigns, and its and their directors, officers, employees, agents and representatives.

Section 11.4                            Indemnification Actions.

All claims for indemnification under Section 11.3 shall be asserted and resolved as follows:

(a)          For purposes of this Article 11, the term “Indemnifying Party” when used in connection with particular Damages shall mean the party or parties having an obligation to indemnify another party or parties with respect to such Damages pursuant to this Article 11, and the term “Indemnified Party” when used in connection with particular Damages shall mean the party or parties having the right to be indemnified with respect to such Damages by another party or parties pursuant to this Article 11.

(b)         To make claim for indemnification under Section 11.3, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 11.4, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement which was inaccurate or breached.

Section 11.5                            Survival.

In the event of Closing:

(a)          The representations and warranties of the parties in Articles 5 and 6 terminate upon Closing. The covenants and agreements of the parties in Sections 4.6, 7.1 and 7.2 shall survive the Closing for a period of two (2) years. The representation and warranty of Seller in Section 3.1(a) shall terminate on the Title Claim Date.  The remainder of the representations, warranties, covenants and agreements provided for in this Agreement shall terminate upon Closing except as may otherwise be expressly provided herein.

(b)         The indemnities in Sections 11.3(b)(iii) and 11.3(b)(iv) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a Claim Notice has been delivered to the Indemnifying Party on or before such termination date.

Purchaser’s indemnities in Sections 11.3(b)(i), 11.3(b)(ii), 11.3(b)(v) 13(b)(vi), 11.3(b)(vii) and 11.3(b)(viii) shall continue without time limit.

(c)          The indemnities in Sections 11.3(c)(iii) and 11.3(c)(iv) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such termination date. Seller’s indemnities in Sections 11.3(c)(i) shall continue without time limit.  Seller’s indemnities in Sections 11.3(c)(ii) and Sections 11.3(c)(v) and 11.3(c)(vi) shall terminate as to all Liabilities for which Purchaser shall not have delivered the Claim Notice within 180 days after the Effective Date (it being acknowledged and agreed that Purchaser shall be responsible for any and all such Liabilities not raised in a Claim Notice within such 180 day period.

(d)         The Confidentiality Agreement shall survive Closing.

Section 11.6                            Limitation of Liability.

Notwithstanding anything contained in this Agreement to the contrary, Seller shall have no obligation under this Agreement or otherwise to protect, indemnify, defend and hold harmless Purchaser Indemnities from and against (i) any Liabilities arising under this Agreement (including without limitation the indemnity obligations in Section 11.3(c) above) up to 4% of the Purchase Price (it being acknowledged and agreed that Purchaser shall be solely responsible for any and all Liabilities arising under this Agreement (including without limitation the indemnity obligations in Section 11.3(c) above) up to 4% of the Purchase Price) or (ii) Liabilities arising under this Agreement (including without limitation the indemnity obligations in Section 11.3(c) above) in the aggregate greater than 50% of the Purchase Price, it being acknowledged and agreed that Purchaser shall be held responsible for Liabilities arising under this Agreement (including without limitation the indemnity obligations in Section 11.3(c) above) in the aggregate greater than 50% of the Purchase Price).

Section 11.7                            Independent Investigation.

Purchaser represents and acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as Seller and that it has had access to the Assets, the officers and employees of Seller, and the books, records and files of Seller relating to the Assets and in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on the basis of its own independent due diligence investigation of the Assets. Accordingly, Purchaser acknowledges that Seller has not made, and Seller hereby expressly disclaims and negates any representation or warranty (other than those express representations and warranties made in Article 5), express, implied, at common law, by statute or otherwise, relating to the Assets.

Section 11.8                            Disclaimer Regarding Information.

Seller hereby expressly negates and disclaims, and Purchaser hereby waives and acknowledges that Seller has not made, any representation or warranty, express or implied, relating to (a) the accuracy, completeness or materiality of any information, data or other materials (written or oral) now, heretofore, or hereafter furnished to Purchaser by or on behalf of Seller or (b) production rates, recompletion opportunities, decline rates, geological or geophysical data or interpretations, the quality, quantity, recoverability or cost of recovery of any Hydrocarbon reserves, any product pricing assumptions, or the ability to sell or market any Hydrocarbons after Closing.

Section 11.9                            Waiver of Trade Practices Acts.

(a)          It is the intention of the parties that Purchaser’s rights and remedies with respect to this transaction and with respect to all acts or practices of Seller, past, present or future, in connection with this transaction shall be governed by legal principles other than the Texas Deceptive Trade Practices-Consumer Protection Act, Tex. Bus. & Corn. Code Ann. § 17.41 et seq. (the “DTPA”). As such, Purchaser hereby waives the applicability of the DTPA to this transaction and any and all duties, rights or remedies that might be imposed by the DTPA, whether such duties, rights and remedies are applied directly by the DTPA itself or indirectly in connection with other statutes; provided, however, Purchaser does not waive § 17.555 of the DTPA. Purchaser acknowledges, represents and warrants that it is purchasing the goods and/or services covered by this Agreement for commercial or business use; that it has assets of $5 million or more according to its most recent financial statement prepared in accordance with generally accepted accounting principles; that it has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of a transaction such as this; and that it is not in a significantly disparate bargaining position with Seller.

(b)         Purchaser expressly recognizes that the price for which Seller has agreed to perform its obligations under this Agreement has been predicated upon the inapplicability of the DTPA and this waiver of the DTPA. Purchaser further recognizes that Seller, in determining to proceed with the entering into of this Agreement, has expressly relied on this waiver and the inapplicability of the DTPA.

ARTICLE 12
MISCELLANEOUS

Section 12.1                            Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

Section 12.2                            Notice.

All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by telecopy or by registered or certified mail, postage prepaid, as follows:

If to Seller:

Odessa Exploration Incorporated
6 Desta Drive, Suite 4400
Midland, TX  79705
Attention:   W. Bruce Lowe

Telephone:                               (915) 571-7161

Telecopy:                                      (915) 571-7126

If to Purchaser:

Stallion Panhandle 2001, L.P.
411 West Richey Road
Houston, TX 77090
Attention: George P. SanFilippo

Telephone:                               (281) 872-1982

Telecopy:                                      (281) 873-8597

With a copy to:

David M. Fortney
David M. Fortney & Associates
2623 Durban Drive
Houston, TX 77043

Telephone:                               (713) 460-4119

Telecopy:                                      (713) 460-4275

Either Party may change its address by notice to the other in the manner set forth above.  All notices shall be deemed to have been duly given at the time of receipt by the party to which such notice is addressed.

Section 12.3                            Sales or Use Tax Recording Fees and Similar Taxes and Fees.

Purchaser shall pay any sales, use, excise, real property transfer or gain, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby.

Section 12.4                            Expenses.

Except as provided in Section 12.3, all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, the Conveyances delivered hereunder and the Exhibits hereto, and all other matters related to the Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

Section 12.5                            Change of Name.

As promptly as practicable, but in any case within thirty (30) days after the Closing Date, Purchaser shall eliminate Seller’s name and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

Section 12.6                            Replacement of Bonds. Letters of Credit and Guarantees.

The parties understand that none of the bonds, letters of credit and guarantees, if any, posted by Seller with Governmental Bodies and relating to the Assets may be transferable to Purchaser. Purchaser shall obtain, or cause to be obtained in the name of Purchaser, replacements for such bonds, letters of credit and guarantees, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller or to consummate the transactions contemplated by this Agreement.

Section 12.7                            Governing Law.

This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Texas without regard to principles of conflicts of laws otherwise applicable to such determinations.

Section 12.8                            Captions.

The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 12.9                            Waivers.

Any failure by any party or parties to comply with any of its or their obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the party or parties to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 12.10                     Assignment.

No party shall assign all or any part of this Agreement, nor shall any party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other party and any assignment or delegation made without such consent shall be void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 12.11                     Entire Agreement.

The Confidentiality Agreement, this Agreement and the documents to be executed hereunder and the Exhibits attached hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof.

Section 12.12                     Amendment.

(a)          This Agreement may be amended or modified only by an agreement in writing executed by both parties.

(b)         No waiver of any right under this Agreement shall be binding unless executed in writing by the party to be bound thereby.

Section 12.13                     No Third-Party Beneficiaries.

Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claims, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 11.3(g).

Section 12.14                     References.

In this Agreement:

(a)          References to any gender include a reference to all other genders;

(b)         References to the singular include the plural, and vice versa;

(c)          Reference to any Article or Section means an Article or Section of this Agreement;

(d)         Reference to any Exhibit means an Exhibit that is incorporated into and made a part of this Agreement;

(e)          Unless expressly provided to the contrary, “hereunder”, “hereof’, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; and

(f)            “Include” and “including” shall mean include or including without limiting the generality of the description preceding such term.

Section 12.15                     Construction.

Each of Seller and Purchaser have had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby.  This Agreement is the result of arm’s-length negotiations from equal bargaining positions and shall not be construed against either party.

[Signature Page Begins on Next Page]

IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto on the date first above written.

SELLER:		PURCHASER:

ODESSA EXPLORATION INCORPORATED		STALLION PANHANDLE 2001, L.P., a
Texas limited partnership acting by and through Stallion Energy Inc., a Texas corporation

By:	/s/ W. Bruce Lowe	By:	/s/ George P. SanFilippo
W. Bruce Lowe, President		George P. SanFilippo, President